FOR IMMEDIATE RELEASE    CONTACT
Monday, July 21, 2014            Kathleen Till Stange, Corp. & Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

Raymond W. Wasilewski Named Chief Operating Officer - Life Companies

West Des Moines, Iowa, July 21, 2014 - FBL Financial Group, Inc. (NYSE: FFG) today announced that Raymond W. Wasilewski has been named Chief Operating Officer - Life Companies, filling the previously vacant position. In this role, he will oversee the operations of Farm Bureau Life Insurance Company, FBL Financial Group’s primary operating subsidiary.

“Ray has been the driving force behind many innovations at FBL Financial Group since joining the organization in 1997. He’s been a significant asset to FBL’s management team, executing major foundational initiatives that impact FBL’s long term vitality and success,” said James P. Brannen, FBL Financial Group's Chief Executive Officer. “Ray’s appointment to lead Farm Bureau Life’s operations reflects his insurance expertise, as well as analytical and leadership skills, which Ray has clearly demonstrated in his varied roles at FBL.”

Raymond W. (Ray) Wasilewski had previously served as FBL Financial Group’s Chief Administrative Officer since May 2013. This role included responsibility for Information Technology, Human Resources and Agency Services. He also previously served as FBL’s Vice President - Information Technology from August 2011 to May 2013 and on the senior leadership team of FBL Financial Group’s former subsidiary, EquiTrust Life, from June 2003 to August 2011, including as Vice President - Technology from March 2008 to August 2011. Wasilewski holds a bachelor’s degree in vocational education from Southern Illinois University and a master’s degree in computer information systems from Nova Southeastern University. Before joining FBL Financial Group, he was a consultant, a commercial software designer, a computer science and electronics instructor, and he served in the U.S. Navy for 17 years in the cryptography field. Wasilewski serves on the board of The Technology Association of Iowa.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

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